CONSENT OF AUTHOR

Thomas K. Bundtzen
P. Geo., and President
Pacific Rim Geological Consulting, Inc.
P.O. Box 81906,
Fairbanks, Alaska, USA 99708

Attention Corporate Finance
United States Securities and Exchange Commission

Attention: Corporate Finance
Little Squaw Gold Mining Company
3412 Lincoln Drive
Spokane, Washington, USA 99203

I, Thomas K. Bundtzen, P. Geo, of Pacific Rim Geological Consulting, Inc., at Box 81906, Fairbanks, Alaska, USA, 99708, co-authored and prepared the technical report: *Gold Deposits of the Chandalar Mining District, Northern Alaska: an Information Review and Recommendations* (hereafter known as 'Report'). This report was produced by Pacific Rim Geological Consulting, Inc. in May, 2004.

I hereby consent to the filing of the Report in the public files of the United States Securities and Exchange Commission (hereafter known as USSEC) for use in SB-2 and 10KSB filings of the USSEC, and to any use of and reference to the subject matter of the Report. I also consent to the use of my name as co-author of the report.

I herby certify that there is no reason to believe that there are any misrepresentations in information derived in the Report, or that the written disclosure contained in the report contains any misrepresentations.

Dated this day, DECEMBER 9th, 2005

Thomas K. Bundtzen
Certified Professional Geologist #10912